UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2014

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

PARCC Financing Facility

On December 16, 2014, Prudential Arizona Reinsurance Captive Company (“PARCC”), a subsidiary of Prudential Financial, Inc. (the “Company”), entered into a financing facility with an unaffiliated financial institution and two special purpose company affiliates (the “PARCC LLCs”), pursuant to which PARCC issued and sold to the PARCC LLCs $3.0 billion in principal amount of surplus notes (the “PARCC Surplus Notes”) in return for an equal principal amount of credit linked notes issued by the PARCC LLCs. One of the PARCC LLCs also issued and sold to the unaffiliated financial institution $1.7 billion in principal amount of senior notes in exchange for cash (the “LLC Senior Notes”). The maximum term of the financing is twenty years; however, $1.9 billion of the total $3.0 billion financing will, unless refinanced, mature by August 15, 2018. PARCC intends to hold the credit linked notes as assets supporting reserves required to be held by PARCC in connection with the reinsurance through PARCC of term life insurance policies issued by the Company’s domestic insurance subsidiaries prior to 2010. This financing facility replaces the $3.0 billion facility for PARCC initially entered into in 2006.

PARCC can redeem the credit linked notes in cash upon the occurrence of, and in an amount necessary to remedy, a liquidity stress event affecting PARCC (a “Cash Redemption Payment”). The unaffiliated financial institution has agreed to fund any Cash Redemption Payment under a portion of the credit linked notes in an aggregate amount of up to $1.0 billion, in return for the receipt of fees. The remaining obligations of the PARCC LLCs to make Cash Redemption Payments are supported by collateral held by the PARCC LLCs.

The PARCC Surplus Notes are redeemable prior to maturity, subject to certain prepayment penalties. Interest and principal payments on the PARCC Surplus Notes and on the credit linked notes (other than a Cash Redemption Payment) will be settled on a net basis and, accordingly, the PARCC Surplus Notes and the credit linked notes will be reflected in the Company’s total consolidated borrowings on a net basis. The LLC Senior Notes will be reflected in the Company’s total consolidated borrowings at their outstanding principal amount, currently $1.7 billion.

The Company has agreed to make capital contributions to PARCC and the PARCC LLCs in certain limited circumstances, including to reimburse them for realized investment losses in excess of specified amounts. The Company has also entered into agreements with the unaffiliated financial institution under which the Company has agreed to reimburse the unaffiliated financial institution for any Cash Redemption Payments funded by it and for any payments under the LLC Senior Notes not otherwise made by the PARCC LLCs.

Term Re Financing Facility

On December 17, 2014, Prudential Term Reinsurance Company (“Term Re”), a subsidiary of the Company, entered into a ten-year financing facility with certain unaffiliated financial institutions and a special purpose company affiliate (the “Term Re LLC”), pursuant to which Term Re has agreed to issue and sell to the Term Re LLC a surplus note (the “Term Re Surplus Note”) in an initial principal amount of $385 million in return for an equal principal amount of credit linked notes issued by the Term Re LLC. The term of the financing facility may be extended, at Term Re’s option, by up to five years. The outstanding principal amount of the Term Re Surplus Note, and, in turn, the credit linked notes, may be increased from time to time, at Term Re’s option, up to an aggregate amount outstanding at any one time of $1.75 billion, subject to the satisfaction of customary conditions. Term Re intends to hold the credit linked notes as assets supporting reserves required to be held by Term Re in connection with the reinsurance through Term Re of term life insurance policies issued and to be issued by the Company’s domestic insurance subsidiaries in the years 2014 through 2017. The Company has also agreed to make capital contributions to Term Re in certain limited circumstances, including to reimburse it for realized investment losses in excess of specified amounts.

Term Re can redeem the credit linked notes in cash upon the occurrence of, and in an amount necessary to remedy, a liquidity stress event affecting Term Re (a “Cash Redemption Payment”). The unaffiliated financial institutions have agreed to fund any Cash Redemption Payment, in return for the receipt of fees. The Term Re Surplus Note is redeemable prior to maturity, subject to certain prepayment penalties.

Interest and principal payments on the Term Re Surplus Note and on the credit linked notes (other than a Cash Redemption Payment) will be settled on a net basis and, accordingly, the Term Re Surplus Notes and the credit linked notes are reflected in the Company’s total consolidated borrowings on a net basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2014

PRUDENTIAL FINANCIAL, INC.

By:	/s/ John M. Cafiero
Name: John M. Cafiero
Title: Vice President and Assistant Secretary